Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE April 17, 2015

ACME UNITED CORPORATION REPORTS 19% INCREASE IN SALES AND 18% INCREASE IN NET INCOME FOR FIRST QUARTER

FAIRFIELD, CONN. – April 17, 2015 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the quarter ended March 31, 2015 were $22.8 million, compared to $19.2 million in the first quarter of 2014, an increase of 19% (21% in constant currency).

Net income was $436,000 or $.12 per diluted share for the quarter ended March 31, 2015 compared to $368,000 or $.11 per diluted share for the comparable period last year, an increase of 18% in net income and 9% in earnings per share.

Net sales for the first quarter of 2015 in the U.S. segment increased 25% compared to the same period in 2014 due to strong sales of Westcott school and office products, the recently introduced Cuda brand fishing tools and the contribution of First Aid Only, which was acquired on June 1, 2014.

Net sales in Canada in the first quarter of 2015 decreased 8% in local currency, and 18% in U.S. currency compared to the same period in 2014. The office superstore market in Canada was soft due to weak economic conditions, but this was partially offset by growth with independent dealers.

European net sales in the first quarter of 2015 increased 14% in local currency but decreased 5% in U.S. currency compared to the first quarter of 2014. European growth was due to strong office product sales.

Gross margins were 37% in the first quarter of 2015 versus 36% in the comparable period last year.

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Walter C. Johnsen, Chairman and CEO said, “We had a good start for 2015. I am pleased with the performance of our Westcott product line across all channels. Our recently introduced Cuda filet knives, crimpers, pliers, and other fishing tools have had a strong reception in the U.S., Canada, and Europe. All feature proprietary, rust-resistant steel and high performance designs. We expect to continue to leverage the increased volumes of our combined first aid businesses. Although we were impacted by the weak Canadian dollar and the Euro, we are adjusting prices and costs.”

The Company’s bank debt less cash on March 31, 2015 was $25.8 million compared to $13.9 million on March 31, 2014. During the twelve month period, the Company paid approximately $13.8 million for the acquisition of the assets of First Aid Only and paid $1.2 million in dividends on its common stock. During the twelve month period, the Company also generated $3.0 million in cash flow from operations and received approximately $1.5 million from the exercise of employee stock options.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only® and Pac-Kit®. For more information, visit www.acmeunited.com.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER REPORT 2015
(unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2015	March 31, 2014

Net sales	$22,837	$19,152
Cost of goods sold	14,402	12,274
Gross profit	8,435	6,878
Selling, general, and administrative expenses	7,609	6,253
Income from operations	826	625
Interest expense, net	130	83
Other expense, net	75	19
Pre-tax income	621	523
Income tax expense	185	155
Net income	$436	$368

Shares outstanding - Basic	3,300	3,201
Shares outstanding - Diluted	3,702	3,443

Earnings per share - basic	$0.13	$0.12
Earnings per share - diluted	0.12	0.11

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FIRST QUARTER REPORT 2015
(Unaudited)

Amounts in $000's

	March 31, 2015	March 31, 2014
Assets
Current assets:
Cash	$1,797	$3,367
Accounts receivable, net	16,722	16,111
Inventories	35,925	28,977
Prepaid and other current assets	2,476	1,755
Total current assets	56,920	50,210

Property and equipment, net	7,158	6,455
Intangible assets, less amortization	12,374	4,035
Goodwill	1,375	—
Other assets	973	1,081
Total assets	$78,800	$61,781

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$5,905	$4,312
Other current liabilities	5,553	4,867
Total current liabilities	11,458	9,179

Long-term debt	27,561	17,286
Other non-current liabilities	315	276
Total liabilities	39,334	26,741
Total stockholders' equity	39,466	35,040
Total liabilities and stockholders' equity	$78,800	$61,781

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